Exhibit 10.19

                                 Thomas F. Gavin
                              3755 Coleville Circle
                                Corona, CA 92881
                                  909-279-888A

August 13, 2002


Charles A. Cardona, III
President & CEO
AdZone Research, Inc.
211 Roanoke Avenue
Riverhead, NY 11901

Dear Charles;

We are pleased to assist AdZone Research, initially only with a focus on informational and educational news releases, and their distribution to the news media. Then, when the company has achieved funding, we can commence a more traditional program focused on investor relations and shareholder outreach. For now, however as you are aware, we are prohibited from any kind of investor relations contact with the investment community or communications with shareholders, as those are considered to be promotional in nature and not allowed under the proposed method of compensation. However. we believe even this initial effort will help to continue to keep the general public aware of the company's ongoing mission to be part of Homeland Security efforts, and will be focused essentially on general news that has already been disseminated and is generally in the public domain.

We propose to spend a minimum of 40 hours per month doing the following:

     1.   Developing news release concepts, and a news release timeline
     2.   Drafting and editing news releases for your review and approval
     3. Issuing these news releases with a. quality wire news service to ensure highest possible media distribution
     4. Identifying Major trade and general daily, weekly media to expand coverage
     5. Reconnecting with reporters providing earlier coverage to update them and to begin the building of a major media outreach effort for the longer term
     6. Preparing a general snapshot report on the company, and its operating history

To accomplish the above, based on our conversation today, in lieu of cash we would need a mix of freely trading shares and warrants. For the first month, beginning August 1, 2002, we will be Issued 175,000 freely trading shares, and in subsequent months 70,000 share,, issued promptly at the beginning of each month by the transfer agent

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In  addition,  we will  receive  warrants  on 30,000  shares  per month for tile duration of this contract at an exercise price of $0.25 per share, with a three-year right to exercise.

Charles, if the above fairly reflects your understanding of this agreement, pleas sign arid date below, and fax back to us at 909-808-8830, and we will fax back our signed version to you. Upon funding, we can initiate a longer-term proposal submitted to you earlier, with payment in cash and warrants.

Please address all transfers of stock for the benefit of Thomas F. Gavin to:

Thomas F.  Gavin
37$5 Coleville Circle
Corona, CA 92881

Please have the transfer agent FEDEX in overnight letter the stock certificates to the above address and charge our FEDEX account number: 2310.8896-2

Again. Charles, we thank you for your confidence in us, and we look forward to a long and mutually beneficial partnership with you and the AdZone team. Please, signature below,

Sincerely;

/s/ Thomas F. Gavin

For AdZone Research, Inc.


/s/ Charles A. Cardona, III                         /s/ Thomas F. Gavin
President & CEO

Date: 8-13-02                                       Date: 8/13/2002